SUB-ITEM 77Q2: Section 16(a) Beneficial Ownership Reporting Compliance

Section 30(h) of the Investment Company Act of 1940 and Section 16(a) of the Securities Exchange Act of 1934 require that the directors and officers of Blue Chip Value Fund, Inc. (the "Fund"), its investment adviser, affiliated persons of its investment adviser, and persons who own more than ten percent of the Fund's shares file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of the Fund.  To the Fund's knowledge, all of these filing requirements were satisfied during 2003, except as follows:  Ms. Suzanne Quam, an affiliated person of the investment adviser, did not file on a timely basis one report on Form 3 relating to her initial statement of beneficial ownership and two reports on Form 4 relating to two transactions; each of the following affiliated persons of the investment adviser did not file on a timely basis one report on Form 3 relating to his initial statement of beneficial ownership: Derek R. Anguilm, Glen T. Cahill, Troy Dayton, Jeffrey D. Adams, William S. Chester, Kris B. Herrick and Alex W. Lock.  In making these disclosures, the Fund has relied on copies of reports that were furnished to it and written representations of its directors, officers and investment adviser.